Exhibit 16.1

October 5, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Cheetah Net Supply Chain Net Services, Inc.
CIK Number: 0001951667

Dear Commissioners:

We have read Form 8-k dated October 5, 2023 of Cheetah Net Supply Chain Services, Inc. (Registrant”) and are in agreement with the statements contained therein as it pertains to our firm; we are not in a position to agree or disagree with other statements of Registrant contained therein.

Ver truly yours,

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, New York